Exhibit 99.1

News Release

                                                          Contact:  Randy Baker
                                                          Thompson Baker & Berry
                                                          901-251-5166




For Immediate Release

         SCB Files Suit in Kentucky
         To Review IT Contract Award

         MEMPHIS (October 14, 2003) -- SCB Computer Technology, Inc., has filed suit in state court in Frankfort, Kentucky, for review of a recent contract awarded by the Commonwealth of Kentucky for the state's information technology
(IT) systems designs and development services. Named in the suit are the Commonwealth and successful vendors whose presence in the proceeding is required by state procedural rules.

         SCB alleges in the suit that errors based on misrepresentation were made in determining the six companies which qualified under competitive bidding for Kentucky's master IT services contract, thereby causing SCB to slip into seventh place on the list of 28 respondents to the state's request for proposal. The state contracts only with the top six companies based on a series of points awarded to various component parts of the request for proposal response. The new contract is due to take effect November 1, 2003.

         SCB Computer Technology, Inc., based in Memphis, Tennessee, is a leading provider of information technology consulting, outsourcing, and staffing services to agencies of federal and state and local governments, and commercial enterprises, including a number of Fortune 500 companies. Since its inception over a quarter-century ago, SCB has consistently delivered top-quality, cost-effective IT services through long-term engagements with its clients. For additional information, visit SCB's website at http://www.scb.com.

         Certain statements in this document relate to future expectations and as such are forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements related to this transaction to be different from those expressed or implied in the forward-looking statements. All statements other than statements of historical fact made in this press release are forward-looking statements. Forward-looking statements reflect management's current assumptions, beliefs, and expectations and are subject to a number of risks and uncertainties, including those discussed below that could cause actual results to differ materially from historical or anticipated results. These factors include but are not limited to the renewal of federal and state contracts; the potential effects of competition; the ability to successfully integrate the businesses of Remtech Services, Inc. ("RSI"), now a division of SCB Federal Systems, and National Systems & Research Co. ("NSR"); the Company's increased leveraged position as a result of the RSI and NSR acquisitions; interest cost on acquisition debt; the Company's ability to pursue business strategies; the Company's ability to attract and retain qualified professionals; and other factors discussed in the Company's filings with the Securities and Exchange Commission (including the company's annual report on Form10-K for the fiscal year ended April 30, 2003), that could cause actual results to differ materially from historical or anticipated results. The company undertakes no obligation to update the forward-looking information except as required by law.